Term Sheet W41 To prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012 Deutsche Bank	Registration Statement No. 333-184193 Dated October 7, 2014; Rule 433
Structured Investments	Deutsche Bank AG Capped Call Warrants Linked to an Equally Weighted Basket of Fifteen Equity Securities Expiring October 29*, 2015
General
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The capped call warrants (the “warrants”) are designed for investors who seek a leveraged return at expiration based on the increase, if any, in the level of an equally weighted basket of fifteen equity securities (the “Basket”), subject to the Maximum Return of 10.00% of the Notional Amount per warrant. If the Final Basket Level is less than or equal to the Basket Strike Level, which is 100% of the Initial Basket Level, the warrants will expire worthless and investors will lose their entire investment in the warrants.  If the Final Basket Level is greater than the Basket Strike Level, investors will receive a cash payment upon expiration based on the performance of the Basket, subject to the maximum payment at expiration of $100.00 per warrant. In this circumstance, investors will still lose some or a significant portion of their initial investment if the level of the Basket does not increase sufficiently to offset the Warrant Premium.  The warrants do not pay any coupons or dividends. Any payment on the warrants is subject to the credit of the Issuer.

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The warrants are risky investments. The warrants will be exercised automatically on the Expiration Date, and you do not have the right to exercise your warrants prior to the Expiration Date. You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for investors who cannot sustain a total loss of their investment. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and option transactions.

•	Unsecured contractual obligations of Deutsche Bank AG expiring October 29*, 2015
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Minimum initial investment of $9,969.60 or 201 warrants, each with a Notional Amount of $1,000 (and then in increments of one warrant thereafter), resulting in an aggregate minimum Notional Amount of $201,000.

•	The warrants are expected to price on or about October 10*, 2014 (the “Trade Date”) and are expected to settle on or about October 16*, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price per Warrant:	Equal to the Warrant Premium
Warrant Premium:	$49.60 per warrant (equal to 4.96% of the Notional Amount)
Notional Amount:	$1,000 per warrant
Warrant Premium Percentage:	4.96%, equal to the Warrant Premium divided by the Notional Amount
Basket:	The warrants are linked to an equally weighted basket of fifteen equity securities (each a “Basket Component” and collectively, the “Basket Components”), as listed in the table below.
Maximum Return:	10.00%. Accordingly the maximum payment at expiration is $100.00 per warrant, representing a maximum return of 101.61% on your initial investment.
Payment at Expiration:	On the Expiration Date, the warrants will be automatically exercised and you will be entitled to receive a cash payment per warrant equal to the Cash Settlement Amount, which could be zero.
Cash Settlement Amount:
With respect to each warrant, the Cash Settlement Amount will be calculated as follows:

If the Final Basket Level is greater than the Basket Strike Level,

$1,000 x the lesser of (i) Basket Strike Return and (ii) Maximum Return

If the Final Basket Level is less than or equal to the Basket Strike Level, $0.

If the Final Basket Level is less than or equal to the Basket Strike Level, the Basket Strike Return will be negative or zero and the warrants will expire worthless. If the level of the Basket does not increase, you will lose your entire investment in the warrants. In addition, if the Final Basket Level is not sufficiently greater than the Basket Strike Level to offset the Warrant Premium, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the Final Basket Level must be greater than the Basket Strike Level by a percentage greater than the Warrant Premium Percentage.

Basket Strike Return:	Calculated as follows:
Final Basket Level – Basket Strike Level Initial Basket Level
Initial Basket Level:	Set equal to 100 on the Trade Date
Basket Strike Level:	100% of the Initial Basket Level
Final Basket Level:	The Final Basket Level on the Final Valuation Date will be calculated as follows:
100 × [1 + the sum of the Basket Component Return for each Basket Component x (1/15)]
Basket Component Return:	With respect to each Basket Component, the performance of such Basket Component from its Initial Stock Price to its Final Stock Price on the Final Valuation Date, calculated as follows:
Final Stock Price – Initial Stock Price Initial Stock Price
(Key Terms continued on next page)
Investing in the warrants involves a number of risks, including the risk that the warrants expire worthless and you lose your entire investment. See “Selected Risk Considerations” beginning on page 7 of this term sheet.
The Issuer’s estimated value of the warrants on the Trade Date is approximately $34.60 to $39.60 per warrant, which is substantially less than the Issue Price.  Please see “Issuer’s Estimated Value of the Warrants” on the following page of this term sheet for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per warrant	$49.60	$3.00	$46.60
Total	$	$	$
(1)
J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as agents for the warrants. The agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the agents receive from sales to accounts other than such fiduciary accounts. The agents will receive a fee from us that will not exceed $3.00 per warrant. For more information see “Underwriting” in this term sheet.

The warrants are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
JPMorgan
Placement Agent
October 7, 2014

(Key Terms continued from previous page)
Basket:	Basket Component	Ticker Symbol	Basket Component Weighting	Initial Stock Price**
	The common stock of Cabot Oil & Gas Corporation	COG	1/15	$
	The common stock of Continental Resources, Inc.	CLR	1/15	$
	The common stock of Cummins Inc.	CMI	1/15	$
	The common stock of Eastman Chemical Company	EMN	1/15	$
	The common units of Enterprise Products Partners L.P.	EPD	1/15	$
	The common stock of EOG Resources, Inc.	EOG	1/15	$
	The common stock of Halliburton Company	HAL	1/15	$
	The ordinary shares of LyondellBasell Industries N.V.	LYB	1/15	$
	The common units of MarkWest Energy Partners, L.P.	MWE	1/15	$
	The common stock of National Oilwell Varco, Inc.	NOV	1/15	$
	The common stock of Nucor Corporation	NUE	1/15	$
	The common stock of Pioneer Natural Resources Company	PXD	1/15	$
	The common units of Plains All American Pipeline, L.P.	PAA	1/15	$
	The common stock of Schlumberger N.V. (Schlumberger Limited)	SLB	1/15	$
	The common shares of Weatherford International Ltd.	WFT	1/15	$
**The Initial Stock Price for each Basket Component will be determined on the Trade Date.
Initial Stock Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the Trade Date, as set forth in the table above.
Final Stock Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the Final Valuation Date
Closing Price:
With respect to each Basket Component, as defined under “General Terms of the Warrants — Definitions.” The Closing Price for each Basket Component may be adjusted by the Stock Adjustment Factor as described under “General Terms of the Warrants.”

Stock Adjustment Factor:
With respect to each Basket Component, initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting such Basket Component. See “General Terms of the Warrants — Anti-Dilution Adjustments” in this term sheet.

Trade Date:	October 10*, 2014
Settlement Date:	October 16*, 2014
Final Valuation Date†:	October 26*, 2015
Expiration Date†:	October 29*, 2015
Listing:	The warrants will not be listed on any securities exchange.
CUSIP/ISIN:	25157U523 / US25157U5231
* Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and Expiration Date may be changed so that the stated term of the warrants remains the same.
† Subject to postponement as described under “General Terms of the Warrants — Adjustments to the Final Valuation Date and Expiration Date” in this term sheet.

Issuer’s Estimated Value of the Warrants

The Issuer’s estimated value of the warrants is our valuation of the warrants calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the warrants or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the warrants on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the warrants.  The difference between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the warrants through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the warrants on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your warrants in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the warrants from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the warrants determined by reference to our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the warrants and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our warrants for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Warrants

You should read this term sheet together with the prospectus dated September 28, 2012, as supplemented by the prospectus supplement dated September 28, 2012, relating to our warrants. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409460/d415003d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the warrants and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this term sheet, as the warrants involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the warrants.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus supplement, prospectus and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the warrants at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the warrants prior to their issuance.  We will notify you in the event of any changes to the terms of the warrants, and you will be asked to accept such changes in connection with your purchase of any warrants.  You may choose to reject such changes, in which case we may reject your offer to purchase the warrants.

What Is the Cash Settlement Amount, Assuming a Range of Hypothetical Performances for the Basket?

The table and examples below illustrate the potential Cash Settlement Amounts per warrant on the Expiration Date for a hypothetical range of performances of the Basket from -100.00% to 100.00%.  The hypothetical Cash Settlement Amounts set forth below reflect the Basket Strike Level of 100% of the Initial Basket Level, the Maximum Return of 10.00% on the Notional Amount, the Warrant Premium Percentage of 4.96%, the Warrant Premium of $49.60 per warrant and the Initial Basket Level of 100.00.  The table and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the warrants will be based on the performances of the Basket Components, determined using the Closing Prices of the Basket Components on the Final Valuation Date. The numbers appearing in the following table and examples may have been rounded for ease of analysis.

Hypothetical Final Basket Level	Percentage Change from Initial Basket Level	Hypothetical Basket Strike Return	Cash Settlement Amount	Cash Settlement Amount minus Warrant Premium	Cash Settlement Amount minus Warrant Premium as Percentage Return on Warrant Premium
200.00	100.00%	100.00%	$100.00	$50.40	101.61%
190.00	90.00%	90.00%	$100.00	$50.40	101.61%
180.00	80.00%	80.00%	$100.00	$50.40	101.61%
170.00	70.00%	70.00%	$100.00	$50.40	101.61%
160.00	60.00%	60.00%	$100.00	$50.40	101.61%
150.00	50.00%	50.00%	$100.00	$50.40	101.61%
140.00	40.00%	40.00%	$100.00	$50.40	101.61%
130.00	30.00%	30.00%	$100.00	$50.40	101.61%
120.00	20.00%	20.00%	$100.00	$50.40	101.61%
115.00	15.00%	15.00%	$100.00	$50.40	101.61%
110.00	10.00%	10.00%	$100.00	$50.40	101.61%
105.00	5.00%	5.00%	$50.00	$0.40	0.81%
104.96	4.96%	4.96%	$49.60	$0.00	0.00%
102.50	2.50%	2.50%	$25.00	-$24.60	-49.60%
100.00	0.00%	0.00%	$0.00	-$49.60	-100.00%
90.00	-10.00%	-10.00%	$0.00	-$49.60	-100.00%
80.00	-20.00%	-20.00%	$0.00	-$49.60	-100.00%
70.00	-30.00%	-30.00%	$0.00	-$49.60	-100.00%
60.00	-40.00%	-40.00%	$0.00	-$49.60	-100.00%
50.00	-50.00%	-50.00%	$0.00	-$49.60	-100.00%
40.00	-60.00%	-60.00%	$0.00	-$49.60	-100.00%
30.00	-70.00%	-70.00%	$0.00	-$49.60	-100.00%
20.00	-80.00%	-80.00%	$0.00	-$49.60	-100.00%
10.00	-90.00%	-90.00%	$0.00	-$49.60	-100.00%
0.00	-100.00%	-100.00%	$0.00	-$49.60	-100.00%

Hypothetical Examples of Amounts Payable at Expiration

The following hypothetical examples illustrate how the Cash Settlement Amounts set forth above are calculated.

Example 1: The level of the Basket increases 30.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 130.00. Because the Final Basket Level of 130.00 is greater than the Basket Strike Level of 100.00 and the Basket Strike Return of 30.00% is greater than the Maximum Return of 10.00%, the investor will be entitled to receive a Cash Settlement Amount of $100.00 per warrant, calculated as follows:

$1,000 x the lesser of (i) Basket Strike Return and (ii) Maximum Return
$1,000 x 10.00% = $100.00

Taking into account the investor’s payment of the Warrant Premium of $49.60, the payment of the Cash Settlement Amount of $100.00 represents the maximum gain of $50.40 per warrant, or 101.61% of the initial investment of $49.60.

Example 2: The level of the Basket increases 5.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 105.00. Because the Final Basket Level of 105.00 is greater than the Basket Strike Level of 100.00 and the Basket Strike Return of 5.00% is less than the Maximum Return of 10.00%, the investor will be entitled to receive a Cash Settlement Amount of $50.00 per warrant, calculated as follows:

$1,000 x the lesser of (i) Basket Strike Return and (ii) Maximum Return
$1,000 x 5.00% = $50.00

Taking into account the investor’s payment of the Warrant Premium of $49.60, the payment of the Cash Settlement Amount of $50.00 represents a gain of $0.40 per warrant, or approximately 0.81% of the initial investment of $49.60.

Example 3: The level of the Basket increases 2.50% from the Initial Basket Level of 100.00 to a Final Basket Level of 102.50. Because the Final Basket Level of 102.50 is greater than the Basket Strike Level of 100.00 and the Basket Strike Return of 2.50% is less than the Maximum Return of 10.00%, the investor will be entitled to receive a Cash Settlement Amount of $25.00 per warrant, calculated as follows:

$1,000 x the lesser of (i) Basket Strike Return and (ii) Maximum Return
$1,000 x 2.50% = $25.00

In this example, because the Final Basket Level is greater than the Basket Strike Level by only 2.50%, which is less than the Warrant Premium Percentage of 4.96%, the investor’s Cash Settlement Amount of $25.00 per warrant will result in a 49.60% loss of its initial investment of $49.60.

Example 4: The Final Basket Level of 100.00 is the same as the Initial Basket Level. Because the Final Basket Level of 100.00 is equal to the Basket Strike Level, the Basket Strike Return is 0.00% and the warrants expire worthless. As a result, the investor will lose its entire investment in the warrants.

Example 5: The level of the Basket decreases 30.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 70.00. Because the Final Basket Level of 70.00 is less than the Basket Strike Level of 100.00, the Basket Strike Return is -30.00% and the warrants expire worthless. As a result, the investor will lose its entire investment in the warrants.

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL; LOSS OF ENTIRE INITIAL INVESTMENT IF THE LEVEL OF THE BASKET DOES NOT INCREASE — The warrants provide the opportunity to earn a leveraged return at expiration based on the increase, if any, in the level of the Basket, subject to the Maximum Return of 10.00% on the Notional Amount per warrant. If the Final Basket Level is greater than the Basket Strike Level, you will receive at expiration the Cash Settlement Amount equal to $1,000 multiplied by the lesser of (i) the Basket Strike Return and (ii) the Maximum Return. Accordingly, the actual maximum payment at expiration will be $100.00 per warrant, resulting in a maximum return of 101.61% on your initial investment. If the Final Basket Level is greater than the Basket Strike Level but by a percentage less than the Warrant Premium Percentage, you will lose some or a significant portion of your initial investment. If the Final Basket Level is less than or equal to the Basket Strike Level, the warrants will expire worthless and you will lose your entire investment in the warrants.  Any payment on the warrants at expiration is subject to our ability to satisfy our obligations as they become due. You should read this term sheet carefully and understand the terms of the warrants and the manner in which the Cash Settlement Amount is determined before deciding that an investment in the warrants is suitable for you.

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THE WARRANTS ARE SUITABLE ONLY FOR INVESTORS WITH OPTIONS-APPROVED ACCOUNTS — You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and option transactions.

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RETURN LINKED TO THE PERFORMANCE OF AN EQUALLY WEIGHTED BASKET OF FIFTEEN EQUITY SECURITIES — The return on the warrants, which may be positive, zero or negative, is linked to the performance of an equally weighted basket of fifteen equity securities that consists of the common stock of Cabot Oil & Gas Corporation, the common stock of Continental Resources, Inc., the common stock of Cummins Inc., the common stock of Eastman Chemical Company, the common units of Enterprise Products Partners L.P., the common stock of EOG Resources, Inc., the common stock of Halliburton Company, the ordinary shares of LyondellBasell Industries N.V., the common units of MarkWest Energy Partners, L.P., the common stock of Nucor Corporation, the common stock of Pioneer Natural Resources Company, the common units of Plains All American Pipeline, L.P., the common stock of Schlumberger N.V. (Schlumberger Limited) and the common shares of Weatherford International Ltd.  For more information on each Basket Component, please see “The Basket Components” in this term sheet.

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MINIMUM INITIAL INVESTMENT — The minimum initial investment is $9,969.60 or 201 warrants, each with a Notional Amount of $1,000 (and then in increments of one warrant thereafter), resulting in an aggregate minimum Notional Amount of $201,000.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the warrants will be treated for U.S. federal income tax purposes as cash-settled options. Generally, (i) you will not recognize taxable income or loss with respect to a warrant prior to its exercise or lapse, other than pursuant to a taxable disposition, and (ii) the gain or loss on your warrant will be capital gain or loss and will be long-term capital gain or loss if you have held the warrant for more than one year.

You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the warrants.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the warrants.

For a discussion of certain German tax considerations relating to the warrants, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the warrants, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the warrants involves significant risks. Investing in the warrants is not equivalent to investing directly in the Basket Components.

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THE WARRANTS ARE A RISKY INVESTMENT AND THE WARRANTS WILL EXPIRE WORTHLESS IF THE FINAL BASKET LEVEL IS LESS THAN OR EQUAL TO THE BASKET STRIKE LEVEL — The warrants are highly speculative and highly leveraged.  If the Final Basket Level is less than or equal to the Basket Strike Level, the warrants will expire worthless and you will lose your entire investment in the warrants.  The warrants are not suitable for investors who cannot sustain a total loss of their investment.  You should be willing and able to sustain a total loss of your investment in the warrants.

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THE RETURN ON THE WARRANTS IS LIMITED BY THE MAXIMUM RETURN — If the Final Basket Level is greater than the Basket Strike Level, you will be entitled to receive upon expiration $1,000 multiplied by the lesser of (i) the Basket Strike Return and (ii) the Maximum Return of 10.00%. Consequently, the maximum payment at expiration will be $100.00 per warrant, resulting in a maximum return of 101.61% on your initial investment, regardless of any further increase in the level of the Basket, which may be significant.

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YOU MAY LOSE SOME OR A SIGNIFICANT PORTION OF YOUR INITIAL INVESTMENT EVEN IF THE FINAL BASKET LEVEL IS GREATER THAN THE BASKET STRIKE LEVEL — Even if the Final Basket Level is greater than the Basket Strike Level, you will lose some or a significant portion of your initial investment if the Final Basket Level is greater than the Basket Strike Level but by a percentage less than the Warrant Premium Percentage of 4.96%.  In order for you to receive a Cash Settlement Amount greater than your initial investment, the Final Basket Level must be greater than the Basket Strike Level by a percentage greater than the Warrant Premium Percentage.

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THE WARRANTS ARE SUITABLE ONLY FOR INVESTORS WITH OPTIONS-APPROVED ACCOUNTS — You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and option transactions.

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THE WARRANTS DO NOT PROVIDE FOR ANY COUPON PAYMENTS, DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the warrants, you will not receive any coupon payments, and you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

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PAYMENT(S) ON THE WARRANTS ARE SUBJECT TO OUR CREDITWORTHINESS — The warrants are unsecured contractual obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the warrants depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the warrants. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the warrants and in the event Deutsche Bank AG were to default on its obligations you might not receive any amount(s) owed to you under the terms of the warrants and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE WARRANTS ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE WARRANTS — The Issuer’s estimated value of the warrants on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the warrants. The difference between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the warrants through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the warrants is determined by reference to our pricing models. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your warrants or otherwise value your warrants, that price or value may differ materially from the estimated value of the warrants determined by reference to our pricing models. This difference is due to, among other things, any difference in pricing models or assumptions used by any dealer who may purchase the warrants in the secondary market.

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THE CORRELATION AMONG THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the prices of the Basket Components increase or decrease to the same degree at the same time. The value of the warrants may be adversely affected by increased positive correlation between the

Basket Components, in particular when the price of one Basket Component decreases. The value of the warrants may also be adversely affected by increased negative correlation between the Basket Components, meaning the positive performance of one or more Basket Components could be entirely offset by the negative performance of one or more other Basket Components.

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CHANGES IN THE PRICES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — The warrants are linked to an equally weighted basket of fifteen equity securities. Price movements in the Basket Components may not correlate with each other. At a time when the prices of some of the Basket Components increase, the prices of other Basket Components may not increase as much or may decrease in value. Therefore, in calculating the Final Basket Level, increases in the Closing Prices of some of the Basket Components on the Final Valuation Date may be moderated, offset or more than offset by lesser increases or decreases in the Closing Prices of the other Basket Components on the Final Valuation Date.

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INVESTING IN THE WARRANTS IS NOT THE SAME AS INVESTING IN THE BASKET COMPONENTS AND YOUR RETURN ON THE WARRANTS, IF ANY, GENERALLY WILL NOT REFLECT ANY PAYMENTS MADE WITH RESPECT TO THE BASKET COMPONENTS — Your return on the warrants, if any, will not reflect the return you would realize if you invested directly in the Basket Components and received any payments made with respect to the Basket Components. If the level of the Basket increases sufficiently above the Basket Strike Level on the Final Valuation Date, you will likely receive a percentage return on your initial investment that is greater than the percentage increase in the level of the Basket from the Trade Date. However, unlike a direct investment in the Basket Components, if the level of the Basket does not increase above the Basket Strike Level on the Final Valuation Date, you will lose your entire investment in the warrants.

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THE WARRANTS ARE NON-STANDARDIZED OPTIONS — The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. The warrants are unsecured contractual obligations of Deutsche Bank AG and will rank pari passu with all of our other unsecured contractual obligations and unsecured and unsubordinated debt, except for obligations required to be preferred by law. Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the warrants may look solely to Deutsche Bank AG for performance of its obligation to pay the Cash Settlement Amount, if any, upon the automatic exercise of the warrants. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the warrants prior to the Expiration Date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing level of the Basket. See also “The Warrants Will Not Be Listed and There Will Likely Be Limited Liquidity” below.

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THE TIME REMAINING TO THE EXPIRATION DATE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE WARRANTS — A portion of the market value of a warrant at any time depends on the level of the Basket at such time relative to the Basket Strike Level and is known as the “intrinsic value” of the warrant. If the level of the Basket is higher than the Basket Strike Level at any time, the intrinsic value of the warrant is positive and the warrant is considered “in the money”; whereas, if the level of the Basket is lower than the Basket Strike Level at any time, the intrinsic value of the warrant is zero and the warrant is considered “out of the money.” Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the Expiration Date and is known as the “time value” of the warrant. From the Trade Date, the time value of the warrant represents its entire value; thereafter, the time value generally diminishes until, at expiration, the time value of the warrant is zero.  Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the more the level of the Basket falls below the Basket Strike Level and the shorter the time remaining until the Expiration Date. Therefore, the market value of the warrants will reflect both the rise or decline in the level of the Basket and the time remaining to the Expiration Date, among other factors. See also “Assuming No Changes In Market Conditions And Other Relevant Factors, The Price You May Receive For Your Warrants In Secondary Market Transactions Would Generally Be Lower Than Both The Issue Price And The Issuer’s Estimated Value Of The Warrants On The Trade Date” below.

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THE WARRANTS WILL BE AUTOMATICALLY EXERCISED ON THE EXPIRATION DATE — The warrants will be automatically exercised on the Expiration Date.  Neither you nor we can exercise the warrants at any time prior to the Expiration Date. Accordingly, unless you sell the warrants prior to the Expiration Date, you will not be able to capture any beneficial changes in the level of the Basket prior to the Final Valuation Date. Further, you do not have a choice as to whether the warrants will be automatically exercised on the Expiration Date. Accordingly, you will not be able to benefit from any increase in the level of the Basket that occurs after the Final Valuation Date.

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ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THIS TERM SHEET — The Calculation Agent will make adjustments to the Stock Adjustment Factor of a Basket Component, which will initially be set at 1.0, for certain events affecting the relevant Basket Component. The Calculation Agent is not required, however, to make adjustments in response to all corporate actions, including if the issuer of the relevant Basket Component or another party makes a partial tender or partial exchange offer for the Basket Component. If such an event occurs that does not require the Calculation Agent to make an adjustment, the value of the warrants may be materially and adversely affected. In addition, you should be aware that the Calculation Agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor of a Basket Component or any other terms of the warrants that are in addition to, or that differ from, those described in this term sheet to reflect changes occurring in relation to the relevant Basket Component in circumstances where the Calculation Agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Basket Components described in this term sheet may be materially adverse to investors in the warrants. You should read “General Terms of the Warrants — Anti-Dilution Adjustments” in this term sheet in order to understand the adjustments that may be made to the warrants.

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WE HAVE NO AFFILIATION WITH AND MAY ENGAGE IN BUSINESS WITH THE ISSUERS OF THE BASKET COMPONENTS — The issuers of the Basket Components are not affiliates of ours and are not involved in any way in our offering of the warrants pursuant to this term sheet. Consequently, we have no control over the actions of the issuers of the Basket Components, including any corporate actions of the type that would require the Calculation Agent to adjust the Stock Adjustment Factors, which may adversely affect the value of your warrants. The issuers of the Basket Components have no obligation to consider your interest as an investor in the warrants in taking any corporate actions that might affect the value of your warrants. None of the money you pay for the warrants will go to the issuers of the Basket Components. We or our affiliates may currently or from time to time engage in business with the issuers of the Basket Components. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN WARRANTS LINKED TO THE VALUE OF EQUITY SECURITIES ISSUED BY A NON-U.S. COMPANY — Three of the Basket Components (the ordinary shares of LyondellBasell Industries N.V., the common stock of Schlumberger N.V. (Schlumberger Limited) and the common shares of Weatherford International Ltd.) are issued by companies which are incorporated outside of the U.S. There are risks associated with investments in warrants linked to the value of equity securities issued by a non-U.S. company. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the price of equity securities issued by a non-U.S. company may be adversely affected by political, economic, financial and social factors that may be unique to the particular country in which the non-U.S. company is incorporated. These factors include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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RISKS ASSOCIATED WITH INVESTMENTS IN STOCKS WITH CONCENTRATION IN THE OIL AND GAS INDUSTRY — Twelve of the Basket Components are securities of companies whose primary business is directly associated with the oil and gas industry. These Basket Components may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. In particular, the oil and gas industry is significantly affected by:

•	current and future regulations affecting the oil and gas industry;

•	cost of development of new technologies and exploration; and

•	compliance costs in response to regulatory oversight.

These or other factors or the absence of such factors could adversely affect the oil and gas industry and could cause the price of some or all of the twelve Basket Components to decrease during the term of the notes. For more information on each Basket Component, please see “The Basket Components” in the term sheet and the information filed by the issuers of the Basket Components with the SEC. You should make your own investigation into the Basket Components.

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PAST PERFORMANCE OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Components over the term of the warrants, as well as any amount payable on the Expiration Date, may bear little relation to the historical closing prices of the Basket Components, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Basket Components or whether the performance of the Basket Components will result in the return of any of your investment. The ordinary shares of LyondellBasell N.V. commenced trading on October 14, 2010 and therefore have a limited performance history.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR WARRANTS IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE WARRANTS ON THE TRADE DATE — The Issuer’s estimated value of the warrants on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the warrants. The Issuer’s estimated value of the warrants on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your warrants in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the warrants from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the warrants determined by reference to our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the warrants and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our warrants for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the warrants and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your warrants, including the price you may receive in any secondary market transactions. Any sale prior to the Expiration Date could result in a substantial loss to you.  The warrants are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your warrants to expiration.

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THE WARRANTS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The warrants will not be listed on any securities exchange. There may be little or no secondary market for the warrants. We or our affiliates intend to act as market makers for the warrants but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the warrants when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the warrants, the price at which you may be able to sell your warrants is likely to depend on the price, if any, at which we or our affiliates are willing to buy the warrants. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the warrants. If you have to sell your warrants prior to expiration, you may not be able to do so or you may have to sell them at a substantial loss.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE WARRANTS — While we expect that, generally, the level of the Basket will affect the value of the warrants more than any other single factor, the value of the warrants will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket and the Basket Components;

•	the market prices and dividend rates of the Basket Components and changes that affect the Basket Components and their issuers;

•	changes in tax or other laws affecting master limited partnerships generally;

•	the time remaining to the Expiration Date of the warrants;

•	the real and anticipated results of operations of the issuers of the Basket Components;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the issuers of the Basket Components;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Basket Components or markets generally;

•	supply and demand for the warrants; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE WARRANTS — We or one or more of our affiliates expect to hedge our exposure from the warrants by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the prices of the Basket Components and/or the level of the Basket, and therefore, make it less likely that you will receive a positive return on your investment in the warrants. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the warrants declines. We or our affiliates may also engage in trading in instruments linked to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the warrants. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the warrants.

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WE, OUR AFFILIATES OR OUR AGENTS, OR JPMORGAN CHASE & CO. OR ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE WARRANTS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OF THE BASKET COMPONENTS TO WHICH THE WARRANTS ARE LINKED OR THE VALUE OF THE WARRANTS — We, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the warrants. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the warrants and the Basket Components to which the warrants are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the warrants, including acting as Calculation Agent (as defined below), hedging our obligations under the warrants and determining the Issuer’s estimated value of the warrants on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the warrants from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the warrants. The Calculation Agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the warrants on any relevant date or time. The Calculation Agent will also be responsible for determining whether a Market Disruption Event (as defined below) has occurred. Any determination by the Calculation Agent could adversely affect the return on the warrants.

Historical Performance of the Basket

The following graph sets forth the historical performance of the Basket, retrospectively calculated from October 14, 2010 through October 3, 2014, assuming the level of the Basket on October 3, 2014 was 100 and the Basket Component Weightings were as specified in the Key Terms. The level of the Basket on any day during this period is calculated as if the level of the Basket were the Final Basket Level and such day were the Final Valuation Date (except that the Initial Basket Level would be 53.70 on October 14, 2010 if we assume the level of the Basket on October 3, 2014 was 100). The ordinary shares of LyondellBasell N.V. commenced trading on October 14, 2010 and therefore the Basket has a limited performance history.

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or verified, such information about any Basket Component contained in this term sheet. You should make your own investigation into the Basket Components.

Included below is a brief description of the issuer of each Basket Component. Each of the Basket Components is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuers of the Basket Components with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by the issuers of the Basket Components under the Exchange Act can be located by reference to their respective SEC file numbers provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Historical Performance of the Basket Components

The following graphs set forth the historical performance of each Basket Component based on its daily closing prices from October 3, 2009 through October 3, 2014, except for those Basket Components that commenced trading after October 3, 2009, as indicated below. We obtained the historical closing prices of each Basket Component below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical closing prices of each Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of such Basket Component on the Final Valuation Date. We cannot give you assurance that the performance of the Basket Components will result in the return of any of your initial investment.

Cabot Oil & Gas Corporation

According to publicly available information, Cabot Oil & Gas Corporation is an oil and gas company engaged in the development, exploitation and exploration of oil and gas properties. Information filed by Cabot Oil & Gas Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10447, or its CIK Code: 0000858470. The common stock of Cabot Oil & Gas Corporation is traded on the New York Stock Exchange under the ticker symbol “COG.” The closing price of the common stock of Cabot Oil & Gas Corporation on October 3, 2014 was $31.28.

Continental Resources, Inc.

According to publicly available information, Continental Resources, Inc. is a crude oil and natural gas exploration and production company in the North, South and East regions of the U.S. Information filed by Continental Resources, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32886, or its CIK Code: 0000732834. The common stock of Continental Resources, Inc. is traded on the New York Stock Exchange under the ticker symbol “CLR.” The closing price of the common stock of Continental Resources, Inc. on October 3, 2014 was $63.00.

Cummins Inc.

According to publicly available information, Cummins Inc. designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products. Information filed by Cummins Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-4949, or its CIK Code: 0000026172. The common stock of Cummins Inc. is traded on the New York Stock Exchange under the ticker symbol “CMI.” The closing price of the common stock of Cummins Inc. on October 3, 2014 was $135.10.

Eastman Chemical Company

According to publicly available information, Eastman Chemical Company is a specialty chemical company that produces a range of advanced materials, chemicals and fibers found in every day products. Information filed by Eastman Chemical Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12626, or its CIK Code: 0000915389. The common stock of Eastman Chemical Company is traded on the New York Stock Exchange under the ticker symbol “EMN.” The closing price of the common stock of Eastman Chemical Company on October 3, 2014 was $78.91.

Enterprise Products Partners L.P.

According to publicly available information, Enterprise Products Partners L.P. provides midstream energy services to producers and consumers of natural gas, natural gas liquids, crude oil, petrochemicals and refined products. Information filed by Enterprise Products Partners L.P. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14323, or its CIK Code: 0001061219. The common units of Enterprise Products Partners L.P. are traded on the New York Stock Exchange under the ticker symbol “EPD.” The closing price of the common unit of Enterprise Products Partners L.P. on October 3, 2014 was $39.24.

EOG Resources, Inc.

According to publicly available information, EOG Resources, Inc. explores for, develops, produces and markets crude oil and natural gas. Information filed by EOG Resources, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09743, or its CIK Code: 0000821189. The common stock of EOG Resources, Inc. is traded on the New York Stock Exchange under the ticker symbol “EOG.” The closing price of the common stock of EOG Resources, Inc. on October 3, 2014 was $96.57.

Halliburton Company

According to publicly available information, Halliburton Company provides services and products relating to the exploration, development and production of oil and natural gas. Information filed by Halliburton Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03492, or its CIK Code: 0000045012. The common stock of Halliburton Company is traded on the New York Stock Exchange under the ticker symbol “HAL.” The closing price of the common stock of Halliburton Company on October 3, 2014 was $61.86.

LyondellBasell Industries N.V.

According to publicly available information, LyondellBasell Industries N.V. is a global, independent chemical company. Information filed by Lyondell Basell Industries N.V. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34726, or its CIK Code: 0001489393. The ordinary shares of LyondellBasell Industries N.V. are traded on the New York Stock Exchange under the ticker symbol “LYB.” The closing price of the ordinary shares of LyondellBasell Industries N.V. on October 3, 2014 was $101.72. The ordinary shares of LyondellBasell N.V. commenced trading on October 14, 2010 and therefore have a limited performance history.

MarkWest Energy Partners, L.P.

According to publicly available information, MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of natural gas liquids; and the gathering and transportation of crude oil. Information filed by MarkWest Energy Partners, L.P. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-31239, or its CIK Code: 0001166036. The common units of MarkWest Energy Partners, L.P. are traded on the New York Stock Exchange under the ticker symbol “MWE.” The closing price of the common units of MarkWest Energy Partners, L.P. on October 3, 2014 was $75.72.

National Oilwell Varco, Inc.

According to publicly available information, National Oilwell Varco, Inc. is a provider of equipment and components used in oil and gas drilling and production operations, oilfield services and supply chain integration services to the upstream oil and gas industry. Information filed by National Oilwell Varco, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12317, or its CIK Code: 0001021860. The common stock of National Oilwell Varco, Inc. is traded on the New York Stock Exchange under the ticker symbol “NOV.” The closing price of the common stock of National Oilwell Varco, Inc. on October 3, 2014 was $73.50.

Nucor Corporation

According to publicly available information, Nucor Corporation manufactures steel and steel products. Information filed by Nucor Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04119, or its CIK Code: 0000073309. The common stock of Nucor Corporation is traded on the New York Stock Exchange under the ticker symbol “NUE.” The closing price of the common stock of Nucor Corporation on October 3, 2014 was $51.98.

Pioneer Natural Resources Company

According to publicly available information, Pioneer Natural Resources Company is an oil and gas exploration and production company. Information filed by Pioneer Natural Resources Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13245, or its CIK Code: 0001038357. The common stock of Pioneer Natural Resources Company is traded on the New York Stock Exchange under the ticker symbol “PXD.” The closing price of the common stock of Pioneer Natural Resources Company on October 3, 2014 was $186.38.

Plains All American Pipeline, L.P.

According to publicly available information, Plains All American Pipeline, L.P. owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids, natural gas and refined products. Information filed by Plains All American Pipeline, L.P. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14569, or its CIK Code: 0001070423. The common units of Plains All American Pipeline, L.P. are traded on the New York Stock Exchange under the ticker symbol “PAA.” The closing price of the common units of Plains All American Pipeline, L.P. on October 3, 2014 was $58.07.

Schlumberger N.V. (Schlumberger Limited)

According to publicly available information, Schlumberger N.V. (Schlumberger Limited) is a supplier of technology, integrated project management and information solutions to the international oil and gas exploration and production industry. Information filed by Schlumberger N.V. (Schlumberger Limited) with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04601, or its CIK Code: 0000087347. The common stock of Schlumberger N.V. (Schlumberger Limited) is traded on the New York Stock Exchange, Euronext Paris, The London Stock Exchange, and the SIX Swiss Exchange under the ticker symbol “SLB.” The closing price of the common stock of Schlumberger N.V. (Schlumberger Limited) on October 3, 2014 was $97.90.

Weatherford International Ltd.

According to publicly available information, Weatherford International Ltd. is a provider of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. Information filed by Weatherford International Ltd. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-31339, or its CIK Code: 0001170565. The common shares of Weatherford International Ltd. are traded on the New York Stock Exchange under the ticker symbol “WFT.” The closing price of the common shares of Weatherford International Ltd. on October 3, 2014 was $19.98.

General Terms of the Warrants

The following description of the terms of the warrants supplements the description of the general terms of the warrants set forth under the headings “Description of Warrants” in the accompanying prospectus supplement and “Description of Warrants” in the accompanying prospectus. Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement or prospectus.

General

The warrants are unsecured contractual obligations of Deutsche Bank AG that are linked to an equally weighted basket of fifteen equity securities.  The warrants will be issued by Deutsche Bank AG under a warrant agreement (the “Warrant Agreement”) between us and Deutsche Bank Trust Company Americas (“DBTCA”), as warrant agent.

The warrants are our unsecured contractual obligations and will rank pari passu with all of our unsecured contractual obligations and unsecured and unsubordinated debt, except for obligations required to be preferred by law.

The warrants are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The specific terms of the warrants are set forth under the heading “Key Terms” on the cover page of this term sheet and in the subsections below.

Definitions

“Business Day” means any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

“Closing Price” for one share of a Basket Component (or one unit of any other security for which a closing price must be determined) on any Trading Day means:

•
if the Basket Component (or any such other security) is listed or admitted to trading on a U.S. national securities exchange, the last reported sale price for one share of the Basket Component (or any such other security), regular way (or, in the case of the NASDAQ Stock Market, the official closing price), of the principal trading session on such day on the principal U.S. national securities exchange registered under the Exchange Act, on which the Basket Component (or any such other security) is listed or admitted to trading; or

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if the Basket Component (or any such other security) is listed or admitted to trading on any U.S. national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price for one share of the Basket Component (or any such other security) of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board operated by the Financial Industry Regulatory Authority, Inc. on such day; or

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if the Basket Component (or any such other security) is not listed or admitted to trading on any U.S. national securities exchange but is included in the OTC Bulletin Board, the last reported sale price for one share of the Basket Component (or any such other security) of the principal trading session on the OTC Bulletin Board on such day; or

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with respect to any such other security, if such security is issued by a foreign issuer and its closing price cannot be determined as set forth in the three bullet points above, and such security is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on such day in the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading; or

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otherwise, if none of the above circumstances is applicable, the mean, as determined by the Calculation Agent, of the bid prices for one share of the Basket Component (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.

In each case above, multiplied by the then-current Stock Adjustment Factor or adjusted otherwise as described below under “— Anti-Dilution Adjustments.”

“Relevant Exchange” means, for each Basket Component, the primary U.S. exchange or market for trading for such Basket Component (or any security for which a Closing Price must be determined).

“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange or, with respect to a security that is not listed or admitted to trading on a U.S. securities exchange or market, a day, as determined by the Calculation Agent, on which trading is generally conducted on the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading and, in each case, on which a Market Disruption Event has not occurred.

Adjustments to the Final Valuation Date and Expiration Date

If:

(a)	the Final Valuation Date is not a Trading Day with respect to any Basket Component; or

(b)	a Market Disruption Event with respect to such Basket Component occurs or is continuing on the Final Valuation Date,

then the Final Valuation Date for such disrupted Basket Component will be postponed to the immediately succeeding Trading Day on which no Market Disruption Event for such Basket Component occurs or is continuing. The Final Valuation Date for any Basket Component will not be postponed later than the fifth scheduled Trading Day after the date originally scheduled for such Valuation Date (the “Fifth Day”).

If the Final Valuation Date is postponed to the Fifth Day and:

(a)	the Fifth Day is not a Trading Day with respect to such Basket Component; or

(b)	a Market Disruption Event with respect to such Basket Component occurs or is continuing on the Fifth Day,

then, on the Fifth Day the Closing Price of such Basket Component will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

The Calculation Agent will then calculate the Final Basket Level using:.

(a)	for Basket Components not disrupted on the original Final Valuation Date, the Closing Prices of such Basket Components on the original Final Valuation Date;

(b)
for Basket Components disrupted on the original Final Valuation Date but not disrupted on one or more Trading Days from the original Final Valuation Date to and including the Fifth Day, the Closing Prices of such Basket Components on the first Trading Day after the original Final Valuation Date on which no Market Disruption Event occurred or was continuing; and

(c)	for Basket Components disrupted from the original Final Valuation Date through the Fifth Day, the Calculation Agent’s determination of the Closing Prices of such Basket Components.

Consequences for Adjustments to the Final Valuation Date

If the Expiration Date is not a Business Day, then the Expiration Date will be the next succeeding Business Day following the scheduled Expiration Date. If, due to a Market Disruption Event or otherwise, the Final Valuation Date is postponed so that it falls on a day that is less than three Business Days prior to the scheduled Expiration Date, the Expiration Date will be the third Business Day following the Final Valuation Date, as postponed.

Market Disruption Events

A “Market Disruption Event” means, with respect to a Basket Component (or any other security for which a Closing Price must be determined), a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to effect transactions in the Basket Component or any instrument related to the Basket Component or to establish, adjust or unwind all or a material portion of any hedge position in the Basket Component with respect to the warrants:

•
the occurrence or existence of a suspension, absence or material limitation of trading of the Basket Component (or such other security) on the primary market for the Basket Component (or such other security) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market;

•
a breakdown or failure in the price and trade reporting systems of the primary market for the Basket Component (or such other security) as a result of which the reported trading prices for the Basket Component (or such other security) during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate;

•
a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Basket Component (or such other security), if available, during the one-half hour period preceding the close of the principal trading session in the applicable market;

•	a decision to permanently discontinue trading in the related futures or options contracts; or

•
any other event, if the Calculation Agent determines in its sole discretion that the event materially interfered or interferes with our ability or the ability of any of our affiliates to effect transactions in the Basket Component or any instrument related to the Basket Component or to establish, adjust or unwind all or a material portion of any hedge position in the Basket Component with respect to the warrants.

For purposes of determining whether a Market Disruption Event has occurred:

•
a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,

•
limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,

•	a suspension of trading in futures or options contracts on the Basket Component (or such other security) by the primary securities market trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such securities exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Basket Component (or such other security), as determined by the Calculation Agent in its sole discretion; and

•
a “suspension, absence or material limitation of trading” on the primary securities market on which futures or options contracts related to the Basket Component (or such other security) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Anti-Dilution Adjustments

Upon the occurrence of certain corporate events with respect to a Basket Component, the Closing Price for such Basket Component will be adjusted via the Stock Adjustment Factor, as described below.

The Stock Adjustment Factor, the Initial Stock Price and the Final Stock Price for any Basket Component and the Final Basket Level are subject to adjustment by the Calculation Agent as a result of the anti-dilution and reorganization adjustments described in this section. No adjustments to the Stock Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Stock Adjustment Factor then in effect. The Stock Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The Calculation Agent will not be required to make any adjustments to the Stock Adjustment Factor after the close of business on the Final Valuation Date.

No adjustments to the Stock Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the Closing Price of the a Basket Component on any Trading Day during the term of the warrants. No adjustments will be made for certain other events, such as offerings of common stock by the issuer of a Basket Component for cash or in connection with acquisitions or otherwise or the occurrence of a partial tender or exchange offer for a Basket Component by the issuer of the Basket Component or any third party. The adjustments specified below do not cover all events that could affect a Basket Component, and there may be corporate or other similar events that could affect a Basket Component for which the Calculation Agent will not make any such adjustments, including, without limitation, a partial tender or exchange offer for the Basket Component.  Nevertheless, the Calculation Agent may, in its sole discretion, make additional adjustments to any terms of the warrants upon the occurrence of corporate or other similar events that affect or could potentially affect the market price of, or shareholder rights in, a Basket Component, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the warrants.  In addition, the Calculation Agent may make adjustments or a series of adjustments that differ from those described herein if the Calculation Agent determines, in its sole discretion, that such adjustments do not properly reflect the economic consequences of the events specified in this term sheet or would not preserve the relative investment risks of the warrants.  All determinations made by the Calculation Agent in making any adjustments to the terms of the warrants, including adjustments that are in addition to, or that differ from, those described in this term sheet, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result.  In determining whether to make any adjustment to the terms of the warrants, the Calculation Agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected Basket Component.

Stock Splits and Reverse Stock Splits

If a Basket Component is subject to a stock split or a reverse stock split, then once any split has become effective, the Stock Adjustment Factor relating to such Basket Component will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•
the number of shares which a holder of one share of such Basket Component before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

If a Basket Component is subject to (i) a stock dividend, i.e., an issuance of additional shares of such Basket Component, that is given ratably to all or substantially all holders of shares of such Basket Component, or (ii) a distribution of shares of such Basket Component as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Component, then, once the dividend or distribution has become effective and the shares of such Basket Component are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the prior Stock Adjustment Factor plus the product of:

•	the prior Stock Adjustment Factor, and

•	the number of additional shares issued in the stock dividend or distribution with respect to one share of such Basket Component.

Non-cash Dividends or Distributions

If the issuer of a Basket Component distributes shares of capital stock, evidences of indebtedness or other assets or property of such issuer of the Basket Component to all or substantially all holders of such Basket Component (other than (i) dividends or distributions referred to under “— Stock Splits and Reverse Stock Splits” or “— Stock Dividends or Distributions” above or rights and/or warrants referred to under “— Issuance of Transferable Rights or Warrants” below and (ii) cash distributions or dividends referred under “— Extraordinary Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of such Basket Component are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•
a fraction, the numerator of which is the Current Market Price of one share of such Basket Component and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

Notwithstanding the foregoing, a distribution on a Basket Component described in clause (a), (d) or (e) of the section entitled “— Reorganization Events” below that also would require an adjustment to the applicable Stock Adjustment Factor under this section will only be treated as a Reorganization Event (as defined below) and shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “— Reorganization Events.” A distribution on a Basket Component described in the section entitled “— Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section shall only cause an adjustment pursuant to the section entitled “— Issuance of Transferable Rights or Warrants.”

For purposes of (i) any non-cash dividends or distributions referred to under “— Non-cash Dividends or Distributions” above or (ii) any cash dividends or distributions referred under “— Extraordinary Cash Dividends or Distributions” below, the following terms have the meanings set forth below with respect to such distribution.

The “Current Market Price” of a Basket Component means the Closing Price of one share of such Basket Component on the Trading Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Stock Adjustment Factor.

“Ex-dividend date” means the first Trading Day on which transactions in a Basket Component trade on the Relevant Exchange without the right to receive such distributions.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, or, if the applicable Basket Component is a non-U.S. equity security and such distribution consists of property traded on the ex-dividend date on a non-U.S. securities exchange or market, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date, as determined by the Calculation Agent.

Extraordinary Cash Dividends or Distributions

If the issuer of a Basket Component pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of such Basket Component during any fiscal quarter during the term of the warrants, in an aggregate amount that, together with other such dividends or distributions previously made during such fiscal quarter with respect to which an adjustment to the Stock Adjustment Factor has not previously been made under this “— Extraordinary Cash Dividends or Distributions” section (such aggregate amount, the “Dividend Amount”), exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of such Basket Component are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•
a fraction, the numerator of which is the Current Market Price of such Basket Component and the denominator of which is the amount by which such Current Market Price exceeds the excess of the Dividend Amount over the Dividend Threshold.

For the avoidance of doubt, the Stock Adjustment Factor for a Basket Component may be adjusted more than once in any particular fiscal quarter pursuant to this section. If the applicable Stock Adjustment Factor has been previously adjusted in a particular fiscal quarter because of cash dividends or distributions that exceed the Dividend Threshold, subsequent adjustments will be made if the issuer of the applicable Basket Component pays cash dividends or makes other distributions during the same fiscal quarter in an aggregate amount that, together with other cash dividends or distributions since the last adjustment to the Stock Adjustment Factor pursuant to this section exceeds the Dividend Threshold.

The “Dividend Threshold” of a Basket Component is equal to the sum of (i) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the preceding fiscal quarter, if any, per share of such Basket Component plus (ii) 10% of the Closing Price of such Basket Component on the Trading Day immediately preceding the ex-dividend date for the dividend or distribution as to which an adjustment to the Stock Adjustment Factor may be made.

Issuance of Transferable Rights or Warrants

If the issuer of a Basket Component issues transferable rights or warrants to all holders of such Basket Component to subscribe for or purchase such Basket Component, including new or existing rights to purchase such Basket Component at an exercise price per share less than the Closing Price of such Basket Component on both (i) the date the exercise price of such rights or warrants is determined and (ii) the ex-dividend date, then the applicable Stock Adjustment Factor will be adjusted on the ex-dividend date for that issuance so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•
a fraction, the numerator of which is the Current Market Price of one share of such Basket Component and the denominator of which is the amount by which such Current Market Price exceeds the cash value of the warrants or rights.

The cash value of the warrants or rights will equal the Closing Price of such Basket Component on the ex-dividend date minus the exercise price per share of those rights or warrants.

Reorganization Events

If prior to the Final Valuation Date,

(a)	there occurs any reclassification or change of a Basket Component, including, without limitation, as a result of the issuance of tracking stock by the issuer of such Basket Component,

(b)
the issuer of a Basket Component, or any surviving entity or subsequent surviving entity of the issuer of such Basket Component (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of the issuer of a Basket Component or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the issuer of a Basket Component is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)
the issuer of a Basket Component issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Component, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event”), or

(f)
a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the issuer of a Basket Component and is consummated and completed in full for all or substantially all of such shares, as determined by the Calculation Agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event”), then the Final Stock Price of the Basket Component and the Cash Settlement Amount will depend on the value of any Exchange Property, as defined below. To determine the amount payable to you at expiration, the Calculation Agent will do the following:

(i)
The Calculation Agent will determine the cash value of any non-cash property distributed in the Reorganization Event (other than Exchange Traded Securities) per share of the Basket Component and combine this with any cash to determine a “Per Share Cash Amount;”

(ii)
The Calculation Agent will combine the Per Share Cash Amount, if any, with the Exchange Traded Securities, if any, a holder of such Basket Component would hold immediately after the Reorganization Event in respect of a single share of such Basket Component to determine the Exchange Property resulting for a single share of such Basket Component (the “Per Share Exchange Property”);

(iii)
The Calculation Agent will then deem the Per Share Exchange Property to be a share of such Basket Component for the purposes of determining the Final Stock Price of the Basket Component and the Cash Settlement Amount. The value of the Per Share Exchange Property on any day will equal the Closing Price for any Exchange Traded Securities plus the Per Share Cash Amount, and the Calculation Agent will use this value, after adjusting for the Stock Adjustment Factor immediately prior to the Reorganization Event, for the purposes of determining whether the Final Basket Level is greater than the Basket Strike Level and for determining the Cash Settlement Amount by treating such value, after adjusting for the Stock Adjustment Factor immediately prior to the Reorganization Event, as if it were the Closing Price of the original Basket Component;

(iv)
The Calculation Agent may, in its sole discretion, adjust the Stock Adjustment Factor to reflect the use of the value of the Exchange Property as opposed to the value of such Basket Component in determining the Final Stock Price of the Basket Component and the Cash Settlement Amount and with a view to offsetting, to the extent practical, any change in the economic position of the holder and Deutsche Bank AG that results solely from the Reorganization Event; and

(v)
In the event Exchange Property consists of Exchange Traded Securities, those securities will, in turn, be subject to the anti-dilution adjustments, including but not limited to, the anti-dilution adjustments set forth in this term sheet.

“Exchange Property” for each share of a Basket Component, means any shares of such Basket Component that continue to be held by the holders of such Basket Component, and any securities, cash or any other assets distributed to the holders of such Basket Component in, or in connection with, the Reorganization Event distributed in respect of such share of such Basket Component. Deutsche Bank AG will not pay you any interest on any Exchange Property. In the case of a consummated and completed in full tender or exchange offer or going-private transaction involving Exchange Property, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

“Exchange Traded Securities” means any securities (including, without limitation, securities of the issuer of a Basket Component) traded on its Relevant Exchange.

The Calculation Agent shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the cash amount due upon exchange of the warrants, including the determination of the cash value of any Exchange Property and the Per Share Cash Amount, if necessary. The Calculation Agent’s determinations and calculations shall be conclusive absent manifest error. Regardless of any of the Reorganization Events described above, any payment at expiration, will be made by Deutsche Bank AG, London Branch, as issuer of the warrants, subject to its creditworthiness.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent (the “Calculation Agent”). The Calculation Agent will determine, among other things, all values, prices and levels required to be determined of purposes of the warrants. The Calculation Agent will also determine whether there has been a Market Disruption Event and whether or not any adjustments to the Stock Adjustment Factor applicable to any Basket Component should be made. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the warrant agent and us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the warrant agent at its New York office, on which notice the warrant agent may conclusively rely, of the amount to be paid on the Expiration Date, on or prior to 11:00 a.m. on the business day preceding the Expiration Date.

All calculations with respect to the level of the Basket and the Basket Strike Return will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per warrant on the Expiration Date, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Notional Amount of warrants per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Modification

Under the heading “Description of Warrants—Significant Provisions of the Warrant Agreement” in the accompanying prospectus supplement is a description of when the consent of each affected holder of warrants is required to modify the Warrant Agreement.

Listing

The warrants will not be listed on any securities exchange.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as depositary for the warrants. The warrants will be issued only as fully-registered warrants registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global warrants certificates, representing the aggregate number or Notional Amount of the warrants, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Warrants—Book-Entry Only Issuance—The Depository Trust Company.”

Warrant Agent

Payment of amounts due upon expiration of the warrants will be payable and the transfer of the warrants will be registrable at the office of Deutsche Bank Trust Company Americas in The City of New York.

Registration of transfers of the warrants will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The warrants will be governed by and interpreted in accordance with the laws of the State of New York, excluding choice of law provisions.

Use of Proceeds; Hedging

The net proceeds we receive from the sale of the warrants will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the warrants, as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Warrant Premium includes each agent’s commissions (as shown on the cover page of this term sheet) paid with respect to the warrants and the estimated cost of hedging our obligations under the warrants. The estimated cost of hedging includes the profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the warrants. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the warrants by taking positions in the Basket Components or instruments whose value is derived from the Basket Components. While we cannot predict an outcome, such hedging activity or other hedging or investment activity could potentially adversely affect the level of the Basket, which could adversely affect your return on the warrants. Similarly, the unwinding of our or our affiliates’ hedges near or on the Final Valuation Date could decrease the closing prices of the Basket Components on such dates, which could have an adverse effect on the value of the warrants. From time to time, prior to expiration of the warrants, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Components or instruments whose value is derived from the Basket Components. Although we have no reason to believe that any of these activities will have a material impact on the level of the Basket or the value of the warrants, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No warrant holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

Underwriting

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and each of JPMS LLC and JPMorgan Chase Bank, N.A., as agents (each, an “agent” and collectively, the “agents”), each agent will agree to purchase, and we will agree to sell, the aggregate amount of warrants set forth on the cover page of the relevant pricing supplement containing the final pricing terms of the warrants. Each agent proposes initially to offer the warrants directly to the public at the public offering price set forth herein. After the initial offering of the warrants, each agent may vary the offering price and other selling terms from time to time.

JPMS LLC and JPMorgan Chase Bank, N.A., acting as agents for Deutsche Bank AG, will receive a selling concession in connection with the sale of the warrants of up to 0.30% of the Notional Amount or $3.00 per warrant. The agents may sell all or a part of the warrants that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of this term sheet, minus a concession not to exceed the discounts and commissions as set forth above.

Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the warrants, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of the warrants. Specifically, the agents may sell more warrants than it is obligated to purchase in connection with the offering, creating a naked short position in the warrants for its own account. The agents must close out any naked short position by purchasing the warrants in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of the warrants in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, warrants in the open market to stabilize the price of the warrants. Any of these activities may raise or maintain the market price of the warrants above independent market levels or prevent or retard a decline in the market price of the warrants. The agents are not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, JPMS LLC, JPMorgan Chase Bank, N.A. or any dealer that would permit a public offering of the warrants or possession or distribution of this term sheet or the accompanying underlying supplement, prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the warrants, or distribution of this term sheet or the accompanying underlying supplement, prospectus supplement or prospectus or any other offering material relating to the warrants, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and any other agent through which we may offer the warrants will represent and agree, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the warrants or possesses or distributes this term sheet and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the warrants under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the warrants. We shall not have responsibility for any agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the warrants against payment for the warrants on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the warrants more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.